Exhibit 10.2

ESCROW AGREEMENT

THIS ESCROW AGREEMENT (the “Agreement”) is made and entered into as of May 11, 2009, by and among Commonwealth Income & Growth Fund VII, LP, a Pennsylvania limited partnership (the “Company”), and BRANCH BANKING AND TRUST COMPANY, a North Carolina banking corporation (the “Escrow Agent”).  This Agreement shall be effective as provided in Paragraph 1 below.

           WHEREAS, Commonwealth Income & Growth Fund, Inc., a Pennsylvania corporation, is serving as the general partner (the “General Partner”) of the Company;

    WHEREAS, the Company proposes to offer and sell, on a best-efforts basis through Commonwealth Capital Securities Corp. (the “Placement Agent”) and selected broker-dealers who are registered with the Financial Industry Regulatory Authority. or who are exempt from broker-dealer registration (the Placement Agent and such selected broker-dealers are hereinafter referred to collectively as the “Soliciting Dealers”) up to 2,500,000 units of limited partnership interest in the Company at a Unit purchase price of $20.00 (the “Units”) to investors pursuant to the Company’s Prospectus, dated ________, 2009; and

           WHEREAS, the Company has agreed that the subscription price paid by subscribers for Units will be refunded to such subscribers if an aggregate of 57,500 Units or more of the Company have not been sold and paid for on or before the second anniversary of the effective date of the Company’s registration statement registering the Units, (the “Closing Date”); and

           WHEREAS, in compliance with Rule 15c2-4 under the Securities Exchange Act of 1934, as amended (“Rule 15c2-4”), the Company desires to establish an escrow in which funds received from subscribers will be deposited until the Closing Date or such earlier date on which subscriptions for at least 57,500 Units have been received, and the Escrow Agent is willing to serve as Escrow Agent upon the terms and conditions herein set forth; and

           WHEREAS, in order to subscribe for Units, a subscriber must deliver the full amount of its subscription, subject to volume discounts or net of commission sales as applicable: (i) by check in U.S. dollars, (ii) by wire transfer of immediately available funds in U.S. dollars, or (iii)  as otherwise agreed to by the Company (collectively, the “Payment”).

           NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties, the parties covenant and agree as follows:

1.
Establishment of Escrow Account.  On or prior to the commencement of the offering of Units pursuant to the Memorandum, the Company shall establish an escrow account with the Escrow Agent, which escrow account shall be entitled “Escrow Account for the Benefit of Subscribers to Units of Membership Interest of CIGF7            (the “Escrow Account”).  This Agreement shall be effective on the date monies and subscription documents received from subscribers for the subscription of Units are first deposited into the Escrow Account. All monies deposited in the Escrow Account are hereinafter referred to as the “Escrowed Funds.”  The Company will cause the Soliciting Dealers to instruct subscribers to make Payments for subscriptions payable to the order of the Escrow Agent. Any Payments received that are made payable to a party other than the Escrow Agent shall be returned to the Soliciting Dealer who submitted the Payment.  The Placement Agent may authorize certain Soliciting Dealers which are “$250,000 broker-dealers” to instruct their customers to make their Payments for Units subscribed for payable directly to the Soliciting Dealer.  In such case, the Soliciting Dealer will collect the proceeds of the subscribers’ Payments and issue a Payment made payable to the order of the Escrow Agent for the aggregate amount of the subscription proceeds. The escrow period shall commence on the effective date and shall terminate on the Closing Date.

2.
Deposits into the Escrow Account. The Company will promptly deliver all monies received from subscribers for the payment of Units to the Escrow Agent for deposit in the Escrow Account.  Until such time that the Escrowed Funds are deliverable to the Company pursuant to the provisions of Paragraph 5(a) below, the Company or its designee also will deliver to the Escrow Agent a written account of each sale, which account shall set forth, among other things, the following information:  (i) the subscriber’s name and address, (ii) the number of Units purchased by such subscriber, and (iii) the amount paid by such subscriber for such Units.  The Company is aware and understands that, during the escrow period, it is not entitled to any funds received into the Escrow Account, and no amounts deposited in the Escrow Account shall become the property of the Company or any other entity, or be subject to the debts of the Company or any other entity.

3.	Collection Procedure.

(a)	The Escrow Agent is hereby authorized to forward each Payment for collection and, upon collection of the proceeds of each Payment, to deposit the collected proceeds in the Escrow Account.

(b)	Any Payment returned unpaid to the Escrow Agent shall be returned to the Soliciting Dealer that submitted the Payment. In such cases, the Escrow Agent will promptly notify the Company of such return.

(c)
In the event that  the Company, the General Partner  or any agent acting on behalf of the Company rejects any subscription for Units and the Escrow Agent has already collected funds for such subscription, the Escrow Agent shall promptly issue a refund Payment to the drawer of the Payment submitted by or on behalf of the rejected or withdrawing subscriber.  If the Escrow Agent has not yet collected funds for such subscription but has submitted the Payment relating to such subscription for collection, the Escrow Agent shall promptly issue a Payment in the amount of such Payment to the rejected or withdrawing subscriber after the Escrow Agent has cleared such funds.  If the Escrow Agent has not yet submitted the Payment relating to the subscription of the rejected or withdrawing subscriber, the Escrow Agent shall promptly remit such Payment directly to the drawer of the Payment submitted by or on behalf of the subscriber.

4.
Investment of Escrowed Funds.  The Escrow Agent, immediately upon receipt of each Payment remitted to it, shall deposit such Payment in the Federated U.S. Treasury Cash Reserve Fund #632, provided, however, that any deposits must be made into permissible investments under Rule 15c2-4, i.e., either (1) bank accounts, (2) bank money-market accounts, (3) short time certificates of deposit issued by a bank, or (4) short-term securities issued or guaranteed by the US Government.  Interest and dividends earned on such investments shall be similarly reinvested.  Following the distribution of Escrowed Funds to the Company pursuant to Paragraph 5 below, any funds remaining in the Escrow Account shall be invested in Federated U.S. Treasury Cash Reserve Fund #632.

5.
Distribution of Escrowed Funds.  The Escrow Agent shall release from the Escrow Account to the Company any and all Escrowed Funds therein together with all interest earned thereon, upon written request of an officer of the Company.

(a)
Subject to the last sentence of this Paragraph 5(a), if at any time on or prior to the Closing Date, an aggregate of 57,500 Units of the Company have been sold, then upon the happening of such event, the Escrow Agent shall deliver the Escrowed Funds to the Company.  An affidavit or certification from an officer of the General Partner of the Company stating 57,500 Units have been timely sold, shall constitute sufficient evidence for the purpose of this Agreement that such event has occurred.  Thereafter, the Escrow Agent shall release from the Escrow Account to the Company any and all Escrowed Funds therein, together with all interest earned thereon, upon the written request from an officer of the General Partner of the Company as listed on the incumbency certificate provided to the Escrow Agent by the Company.

(b)
If the Escrowed Funds do not, on or prior to the Closing Date, become deliverable to the Company pursuant to subparagraph (a) above, the Escrow Agent shall return the Escrowed Funds to the respective subscribers in amounts equal to the subscription amount theretofore paid by each of them, together with interest calculated as described in paragraph 6 below and without deduction, penalty or expense to the subscriber.  The Escrow Agent shall notify the Company of any such return of subscription amounts.  The purchase money returned to each subscriber shall be free and clear of any and all claims of the Company or any of its creditors.

6.
Distribution of Interest.  If the Escrowed Funds become deliverable to subscribers pursuant to Paragraph 5(b) above, the Escrow Agent shall compute and distribute to each investor a pro rata share of the investment earnings of the Escrowed Funds.  Each subscriber’s pro rata share of investment earnings shall be computed as follows:

Individual Subscription Amount  x  days held
                    Investment Earnings   x     Total subscription amounts  x  days held

Such pro rata share of investment earnings shall be distributed to each subscriber with the return of their subscription amounts.

7.	Liability of Escrow Agent.

(a)
In performing any of its duties under this Agreement, or upon the claimed failure to perform its duties hereunder, the Escrow Agent shall not be liable to anyone for any damages, losses, or expenses which it may incur as a result of the Escrow Agent so acting, or failing to act; provided, however, the Escrow Agent shall be liable for damages arising out of its willful default or misconduct or its gross negligence under this Agreement.  Accordingly, the Escrow Agent shall not incur any such liability with respect to (i) any action taken or omitted to be taken in good faith upon advice of its counsel or counsel for the Company which is given with respect to any questions relating to the duties and responsibilities of the Escrow Agent hereunder, or (ii) any action taken or omitted to be taken in reliance upon any document, including any written notice or instructions provided for in this Escrow Agreement, not only as to its due execution and to the validity and effectiveness of its provisions but also as to the truth and accuracy of any information contained therein, if the Escrow Agent shall in good faith believe such document to be genuine, to have been signed or presented by a proper person or persons, and to conform with the provisions of this Agreement.

(b)
The Company hereby agrees to indemnify and hold harmless the Escrow Agent against any and all losses, claims, damages, liabilities and expenses, including, without limitation, reasonable costs of investigation and counsel fees and disbursements which may be incurred by it resulting from any act or omission of the Company; provided, however, that the Company shall not indemnify the Escrow Agent for any losses, claims, damages, or expenses arising out of the Escrow Agent’s willful default, misconduct, or gross negligence under this Agreement.

(c)
If a dispute ensues between any of the parties hereto which, in the opinion of the Escrow Agent, is sufficient to justify its doing so, the Escrow Agent shall be entitled to tender into the registry or custody of any court of competent jurisdiction, including the Circuit Court of Orange County, Florida, all money or property in its hands under the terms of this Agreement, and to file such legal proceedings as it deems appropriate, and shall thereupon be discharged from all further duties under this Agreement.  Any such legal action may be brought in any such court as the Escrow Agent shall determine to have jurisdiction thereof.  The Company shall indemnify the Escrow Agent against its reasonable court costs and attorneys’ fees incurred in filing such legal proceedings.

8.
Inability to Deliver.  In the event that Payments for subscriptions delivered to the Escrow Agent by the Company pursuant to this Agreement are not cleared through normal banking channels within 5 days after such delivery, the Escrow Agent shall deliver such uncleared Payments to the Company, unless the Escrowed Funds are returned to subscribers pursuant to Paragraph 5(b) above, in which case the Escrow Agent shall be reimbursed by the Company for the amount of all uncleared payments.

9.
Notice.  All notices, requests, demands and other communications or deliveries required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given if delivered personally, given by facsimile confirmed by telephone call or deposited for mailing, first class, postage prepaid, registered or certified mail, as follows:

If to the subscriber for Units:
To their respective addresses as
Specified in their Subscribtion Apreements.

If to the Company:

Commonwealth Capital Corp.
Attn: Investor Services Manager
400 Cleveland Street, 7th Floor
Clearwater, FL 33755
Ph: 877-654-1500
Fax: 727-942-0406

If to the Escrow Agent:
223 West Nash Street
Wilson, NC 27893
Attention: Corporate Trust Services

10.	Fees to Escrow Agent. In consideration of the services to be provided by the Escrow Agent hereunder, the Company agrees to pay the fees to the Escrow Agent as outlined in ATTACHMENT (I).

11.	General.

(a)
This Agreement shall be interpreted, construed and enforced in all respects in accordance with the laws of the Commonwealth of Pennsylvania applicable to contracts to be made and performed entirely in said state.

(b)	The section headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

(c)
This Agreement sets forth the entire agreement and understanding of the parties with regard to this escrow transaction and supersedes all prior agreements, arrangements and understandings relating to the subject matter hereof.

(d)
This Agreement may be amended, modified, superseded or cancelled, and any of the terms or conditions hereof may be waived, only by a written instrument executed by each party hereto or, in the case of a waiver, by the party waiving compliance.  The failure of any party at any time or times to require performance of any provision hereof shall in no manner affect the right at a later time to enforce the same.  No waiver in any one or more instances by any party of any condition, or of the breach of any term contained in this Agreement, whether by conduct or otherwise, shall be deemed to be, or construed as, a further or continuing waiver of any such condition or breach, or a waiver of any other condition or of the breach of any other terms of this Agreement.

(e)	This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

(f)	This Agreement shall inure to the benefit of the parties hereto and their respective administrators, successors, and assigns.

12.
Representation of the Company.  The Company hereby acknowledges that the status of the Escrow Agent with respect to the offering of the Units is that of agent only for the limited purposes herein set forth, and hereby agrees it will not represent or imply that the Escrow Agent, by serving as the Escrow Agent hereunder or otherwise, has investigated the desirability or advisability of an investment in the Units, or has approved, endorsed or passed upon the merits of the Units, nor shall the Company use the name of the Escrow Agent in any manner whatsoever in connection with the offer or sale of the Units, other than by acknowledgement that it has agreed to serve as Escrow Agent for the limited purposes herein set forth.

13.
Resignation of Escrow Agent.  If, at any time, any attempt is made to modify this Agreement in a manner that would increase the duties and responsibilities of the Escrow Agent, or to modify the Escrow Agreement in any manner that the Escrow Agent shall deem undesirable, the Escrow Agent may resign by notifying the Company.  Such resignation shall become effective on the earlier to occur of (i) the acceptance by a successor Escrow Agent or (ii) sixty (60) days following the date upon which notice was mailed.  Until such time as the Escrow Agent has resigned in accordance herewith, the Escrow Agent shall perform its duties hereunder in accordance with the terms of this Escrow Agreement.

14.
Force Majure.  The Escrow Agent shall not be responsible for any failure or delay in the performance of its obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control, including without limitation, acts of God, earthquakes, fires, floods, wars, civil or military disturbances, sabotage, epidemics, riots, interruptions, loss or malfunctions of utilities, computer (hardware or software) or communication service, accidents, labor disputes, acts of civil or military authority, or governmental actions.

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

“Company”

Commonwealth Income & Growth Fund VII, LP

By: Commonwealth Income & Growth Fund, Inc., its General PArtner

By: /s/ Kimberly A. Springsteen-Abbott
Name: Kimberly A. Springsteen-Abbott
Title: CEO

“Excrow Agent”

BRANCH BANKING AND TRUST COMPANY

By: /s/ Ryan J. Sladek
Name: Ryan J. Sladek
Title: Vice President